EXHIBIT 10(t)

                                                    AGREEMENT NO: ARS-LA- 99102


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                    ARS LICENSE AGREEMENT BETWEEN LUCENT

                              TECHNOLOGIES AND

                       FARMSTEAD TELEPHONE GROUP, INC.

                 FOR AUTHORIZED REMARKETING SUPPLIER PROGRAM

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                              Table of Contents

                                                  page

ARTICLE I - DEFINITIONS                             1
ARTICLE II - LICENSE GRANT                          2
ARTICLE III - AGREEMENT PERSONAL                    3
ARTICLE IV - LICENSES TO OTHERS AND                 3
              OWNERSHIP
ARTICLE V - LICENSED TERRITORY                      3
ARTICLE VI - QUALITY CONTROL                        3
ARTICLE VII - REMEDIES FOR NONCOMPLIANCE            5
               WITH CONTROL SPECIFICATIONS
ARTICLE VIII - PROTECTION OF LICENSED SERVICE       6
                MARKS & LICENSED TRADE DRESS
ARTICLE IX - TERMINATION                            7
ARTICLE X - INDEMNITIES                             8
ARTICLE XI - ARS FORECAST AND REPORTS               9
ARTICLE XII - NOTICES                              10
ARTICLE XIII - COMPLIANCE WITH LAW                 10
ARTICLE XIV - TERM OF AGREEMENT                    10
ARTICLE XV - ENTIRE AGREEMENT                      11
SCHEDULE B - STANDARDS OF QUALITY                  12
SCHEDULE C - MARKETING, ADVERTISING,               13
              AND PROMOTION
SCHEDULE D - CORPORATE IDENTIFICATION              14
              MARK
SCHEDULE E - PRODUCTS LIST                         15
SCHEDULE  G  -  LICENSED  MARK                     16


                                                   AGREEMENT NO: ARS-LA - 99102

          Authorized Remarketing Supplier License Agreement between
                           Lucent Technologies and
                       Farmstead Telephone Group, Inc.

                              LICENSE AGREEMENT

      THIS LICENSE AGREEMENT, is effective as of October 1, 1998 and is by and between Lucent Technologies Inc., by and for its Business
Communications Systems unit ("Lucent" or "Licensee'), and Farmstead Telephone Group, Inc. ("ARS" or "Licensee"). Capitalized terms used herein shall have the respective meanings assigned to them in Article I hereof.

      WHEREAS, this License Agreement is to allow ARS to refurbish and resell used business premises communications products also known as customer premise equipment (CPE) manufactured by Lucent or Lucent's predecessor companies, AT&T Corp. or American Telephone and Telegraph Company (collectively, AT&T) and to minimize customer confusion that might otherwise arise as a result of the continued use of the AT&T name and marks, or the Lucent name or marks, by requiring ARS to remove such AT&T or Lucent name and marks and to apply a single distinctive Lucent mark (the "Licensed Mark") to such products

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:


                                  ARTICLE I
                                 DEFINITIONS

      For the purpose of this License Agreement, the following terms shall have the following meanings:

      1.1 Control Specifications means standards of quality (including performance parameters) applicable to the refurbishing, testing, performance, provision, and support of a Product under the Licensed Mark or Licensed Trade Dress, as set forth or referenced in Schedule B, and the standards applicable to the marketing, advertising, and promotion of a Product under the Licensed Mark or Trade Dress, as set forth or referenced in Scheduled C.

      1.2 Corporate Identification Mark means the Licensor's house mark and related trade dress used to identify and distinguish Licensor from other persons, as identified in Schedule D hereto.

      1.3 Lucent Products means any product described in Schedule E hereto that are being refurbished by Licensee pursuant to this License Agreement.

      1.4 Licensed Mark or Licensed Trade Dress means the mark Classic Lucent" as identified in Schedule G hereto.

      1.5 Licensed Territory has the meaning set forth in Article V hereof.

      1.6 Mark means any word, name, symbol or device, or any combination thereof, used or intended to be used by a person to identify and distinguish the products or services of that person from the products or services of others and to indicate the source of such goods or services, even if that source is unknown.

      1.7 End User means a third party to whom ARS markets or sells Lucent ARS refurbished Products within the Licensed Territory for use by such third party in the ordinary course of its business and not for resale.


                                 ARTICLE II
                                LICENSE GRANT

      2.1 License Grant. Subject to the terms and conditions of this License Agreement, Licensor grants Licensee a personal, non-transferable, non-sublicensable, non-exclusive license to use the Licensed Mark in connection with the refurbishing, marketing, promotion, distribution and sale of Lucent Products commencing on the date of this License Agreement and ending December 31, 2001.

      2.2 Extension of Grant. If Licensee is interested in licensing the Licensed Mark beyond the initial license period set forth above, Licensee shall notify Licensor no later than three (3) months prior to the expiration of such period. Upon such notification, Licensor and Licensee agree to negotiate in good faith whether to extend the license granted in this License Agreement and, if so, the terms and conditions of such an extension, including a commercially reasonable royalty for the use of the Licensed Mark. Notwithstanding the foregoing, neither Licensor nor Licensee shall have any obligation to enter into such extension.

      2.3 Limitations on Grant. The Licensed Mark may not be used by Licensee in connection with any product or service except as expressly set forth in this License Agreement.

      2.4 No Use in Licensee's Name. Licensee shall not use the Licensed Mark in Licensee's corporate, partnership, doing business as, or fictitious name at any time.

      2.5 No Other Marks To Be Used. Licensee shall not use any other name, mark, indication of origin or trade dress of Licensor in connection with the refurbishing, remanufacture, marketing, promotion, distribution, sale or lease of any product or service without Licensor's express written consent.

      2.6 Modification of Licensed Mark. If Licensor modifies or replaces the Licensed Mark or Licensed Trade Dress as used in any substantial portion of Licensor's business, and if Licensor requests Licensee to adopt and use the modified or replaced Licensed

      Mark and Licensed Trade Dress, Licensee shall within sixty (60) days adopt and use such modified or replaced Licensed Mark or Licensed Trade Dress and such modified or replaced Licensed Mark or Licensed Trade Dress shall be considered the Licensed Mark and Licensed Trade Dress as defined in this License Agreement; provided, however, that Licensee may exhaust its inventory bearing the original Licensed Mark and Licensed Trade Dress.

      2.7 Payments of Fees. Licensee will pay Licensor a fee of 10% of all sales of Classic Lucent(TM) product. Payment will be to Licensor and will be received by Licensor by the 15th working day of the month following the sale.


                                 ARTICLE III
                             AGREEMENT PERSONAL

      3.1 Personal Nature of Agreement. The parties agree that the rights, obligations and benefits of this License Agreement shall be personal to Licensee, and Licensor shall not be required to accept performance from, or render performance to an entity other than Licensee. Pursuant to II U.S.C. [SECTION] 365 (c) (1) (A) (as it may be amended from time to time, and including any successor to such provision), in the event of the bankruptcy of Licensee, this License Agreement may not be assigned or assumed by Licensee, or any successor, and Licensor shall be excused from rendering performance to, or accepting performance from Licensee or any successor.

      3.2 Sublicensing/Assignment. Licensee may not sublicense or assign the rights and obligations of this License Agreement without Licensor's express written consent.


                                 ARTICLE IV
                      LICENSES TO OTHERS AND OWNERSHIP

      4.1 Nonexclusive License. Nothing in this License Agreements creates, and Licensee agrees not to assert, that Licensee has an exclusive license in the Licensed Mark.

      4.2 Retention of Rights. Except as otherwise expressly provided in this License Agreement, Licensor shall retain all rights in and to the Licensed Mark, including without limitation:

            (a)  All rights of ownership in and to the Licensed Mark;

            (b) The right to use (including the right of Licensor's Affiliates to use) the Licensed Mark, either alone or in combination with other marks, in connection with the marketing, offer or provision of any product or service, including any product or service which competes with Products; and

            (c)  The right to license others to use the Licensed Mark.

                                  ARTICLE V
                             LICENSED TERRITORY

      5.1 Licensed Territory. The Licensed Territory for the licenses granted in Article 11 of this License Agreement shall include the contiguous 48 states in the domestic United States of America plus Alaska but excluding Hawaii.


                                 ARTICLE VI
                               QUALITY CONTROL

      6.1 General. Licensee acknowledges that the Lucent Products covered by this License Agreement must be of sufficiently high quality as to provide maximum enhancement to and protection of the Licensed Mark and the good will they symbolize. Licensee further acknowledges that the maintenance of high quality Products is of the essence of this License Agreement and that it will utilize only marketing materials which do not disparage or place in disrepute Licensor, its businesses or its business reputation, or adversely affect or detract from Licensor's good will.

      6.2 Control Specifications. Licensee shall use the Licensed Mark, only in connection with the refurbishing, remanufacture, marketing, distribution, promotion, sale and lease of Lucent Products that meet the Control Specifications. The Control Specifications shall consist of Technical Performance and Customer Satisfaction Specifications attached referenced in Schedule B hereto or provided to and accepted by Licensor, and the Marketing Specifications referenced in Schedule C hereto. Control Specifications shall be treated as proprietary information and shall be subject to the confidentiality provisions hereof referenced in Schedule H.

      6.3 Customer Care Provisions. The parties recognize that customer complaints, inquiries, requests, orders, returns and similar communications regarding the products or services of one of them may be directed by customers or otherwise transmitted to the other. The parties agree jointly to develop and comply with written policies and procedures for handling such communications, in order to ensure that customer communications are addressed expeditiously regardless of the initial recipient.

      6.4  Changes to Marketing Specifications.  The Marketing
Specifications referenced in Schedule C hereto may be reasonably amended, modified or supplemented from time to time by Licensor upon giving Licensee sixty (60) days' prior written notice. Following any such amendment, modification or supplement to the Marketing Specifications, Licensee shall comply with such amendments, modifications or supplements.

      6.5 Quality Control Reviews; Right of Inspection. Licensor shall have the right to designate from time to time, one or more Quality Control Representatives, who shall have the right from time to time but at least once per calendar quarter, without notice to Licensee, to conduct during regular business hours, and without disrupting Licensee's normal business operations, an inspection, test, survey and review of Licensee's facilities and otherwise to determine compliance with the applicable Control Specifications. At Licensor's request, Licensee agrees to furnish or make available for inspection to the Quality Control Representatives: (i) samples of any Lucent Product that is marketed or provided under the Licensed Mark for inspections, surveys, tests and reviews to assure conformance with the applicable Control Specifications; (ii) performance data in its control relating to the conformance of Lucent Products with the applicable Control Specifications, and (iii) samples of marketing materials, product packaging, instruction and warranty materials that use the Licensed Mark. Any such data provided to Licensor shall be treated as proprietary information subject to the confidentiality provisions. Licensor may independently conduct continuous customer satisfaction surveys to determine if Licensee is meeting the Control Specifications. Licensee shall cooperate with Licensor fully in the distribution of such surveys. Licensor shall, at the request of Licensee, provide Licensee with copies of customer surveys used by Licensor to determine if Licensee is meeting the Control Specifications. If Licensee learns that it is not complying with any Control Specifications, it shall notify Licensor and the provisions of
Article VII shall apply to such noncompliance.

      6.6 Sponsorship. Licensee shall not use the Licensed Mark to sponsor, endorse, or claim affiliation with any event, meeting, charitable endeavor or any other undertaking without obtaining the express written permission of Licensor. Any breach of this provision shall be deemed a Significant Breach by Licensee.

      6.7 Costs. Costs associated with monitoring compliance with and enforcing these quality control provisions, and with administering this License Agreement, shall be borne by Licensor. The ARS is to be responsible for the costs incurred for performing the required additional product and process audits resulting from Corrective Actions Requests. Process audits shall occur no more than once per calendar year. However, if the process audit results in Corrective Actions Request(s) (CARs) being issued wherein said expense is required and shall occur within eight months of the original audit date. Lucent Technologies and the ARS agree to negotiate in good faith the exact date of the follow-up audit. Product audits shall occur not more than four times per calendar year. Three successive audits with no lot rejections and no CARs issued shall result in a revised audit schedule of no more than two product audits per calendar year. However, should a future product audit result in the issuance of a CAR, Lucent reserves the right to re-invoke the more stringent ARS funded four audit per calendar year cycle. The cost of any audit visit, whether product or process, shall not exceed $3,000 each. Licensor will fund one process audit at $3,000 and two products audit at $3,000 per calendar year. These three Licensor funded audits are the minimum number of audits that can be reached with no CARs.

      6.8 Product Exists. Lucent Technologies exists support of products over time. When a product is no longer supported by Lucent Technologies, the ARS will no longer apply the Classic Lucent(TM) label to it. The ARS will be notified of exit dates by Lucent DDM Remarketing.

                                 ARTICLE VII
           REMEDIES FOR NONCOMPLIANCE WITH CONTROL SPECIFICATIONS


      7.1 Initial Cure Period. If Licensor becomes aware that Licensee is not complying with any Control Specifications, Licensor shall notify Licensee in writing, setting forth, in reasonable detail, a written description of the noncompliance and any suggestions for curing such noncompliance. Licensee shall then have twenty (20) days after receipt of such notice (the "Initial Cure Period") to correct or submit to Licensor a written plan to correct such noncompliance.

      7.2 Second Cure Period. If noncompliance with the Control Specifications continues beyond the Initial Cure Period, Licensee and Licensor shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have twenty-five (25) days following the expiration of the Initial Cure Period (the "Second Cure Period") to agree on corrective actions.

      7.3 Final Cure Period. If the noncompliance with the Technical Performance, Customer Satisfaction or Marketing Control Specifications continues beyond the Second Cure Period, Licensee shall either: (i) cease offering Lucent Products under the Licensed Mark until it can comply with the Control Specifications; or (ii) be deemed to be in Significant Breach of this License Agreement.

      7.4 Arbitration. In the event any dispute regarding compliance with Control Specifications continues beyond the Initial and Second Cure Periods described above, then either Licensor or Licensee may deliver to the other party an Arbitration Demand Notice or pursue any other rights or remedies expressly contemplated hereby, notwithstanding its failure to deliver an Escalation Notice. Any such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association..

      7.5 Potential Injury to Persons or Property. Notwithstanding the foregoing, in the event that Licensor reasonably determines that any noncompliance creates a material threat of personal injury or injury to property of any third party, upon written notice thereof by Licensor to Licensee, Licensee shall either cease offering Lucent Products under the Licensed Mark until it can comply with the Control Specifications, or be deemed to be in Significant Breach of this License Agreement.


                                ARTICLE VIII
        PROTECTION OF LICENSED SERVICE MARKS AND LICENSED TRADE DRESS

      8.1 Ownership and Rights. Licensee will not contest the validity of, and agrees not to challenge the ownership or validity of, the Licensed Mark. Licensee shall not disparage, dilute or adversely affect the validity of the Licensed Mark. Licensee agrees that any and all goodwill and other rights that may be acquired by the use of the Licensed Mark by Licensee shall inure to the sole benefit of Licensor. Licensee will not grant or attempt to grant a security interest in the Licensed Mark or this License Agreement, or to record any such security interest in the United

States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to Licensor. Licensee agrees to execute all documents reasonably requested by Licensor to effect further registration of, maintenance and renewal of the Licensed Mark, and recordal of the license relationship between Licensor and Licensee and recordal of Licensee as a Registered User. For purposes of this License Agreement, Licensee shall not be considered a "related company" under the U.S. Trademark Act, 15 U.S.C. [SECTION] 1051 et seq.

      8.2 Similar Marks. Licensee further agrees not to register in any country any Mark resembling or confusingly similar to the Licensed Mark, and not to use the Licensed Mark or any part thereof as part of its corporate name, nor use any Mark confusingly similar, deceptive or misleading with respect to the Licensed Mark. Licensee further agrees not to use or register in any country any Mark similar to the Licensed Mark, or which dilutes the Licensed Mark. If any application for registration is, or has been, filed in any country by Licensee which relates to any Mark which, in the sole opinion of Licensor, is confusingly similar, deceptive or misleading with respect to the Licensed Mark, or which dilutes the Licensed Mark, Licensee shall, at Licensor's sole discretion, immediately abandon any such application or registration or assign it to Licensor. If Licensee uses any Mark which, in the sole opinion of Licensor, is confusingly similar, deceptive or misleading with respect to the Licensed Mark, or which dilutes the Licensed Mark, or if Licensee uses the Licensed Mark in connection with any product, or in connection with any service not specifically authorized hereunder, Licensee shall, immediately upon receiving a written request from Licensor, permanently cease such use.

      8.3 Infringement. In the event that Licensee learns of any infringement or threatened infringement of the Licensed Mark, or any unfair competition, passing-off or dilution with respect to the Licensed Mark, or any third party alleges or claims that either the Licensed Mark is liable to cause deception or confusion to the public, or is liable to dilute or infringe any right of such third party, Licensee shall immediately notify Licensor or its authorized representative giving particulars thereof, and Licensee shall provide necessary information and assistance to Licensor or its authorized representatives in the event that Licensor decides that proceedings should be commenced or defended. Licensor shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings; provided Licensor shall indemnify and hold harmless Licensee from any costs or expenses, including reasonable attorney fees, arising out of such litigatory proceedings. The decision whether to bring, defend, maintain or settle any such proceedings shall be at the exclusive option and expense of Licensor, and all recoveries shall belong exclusively to Licensor. Licensee will not initiate any such litigation, opposition, cancellation or related legal proceedings in its own name, but, at Licensor's request and sole expense, agrees to be joined as a party in any action taken by Licensor to enforce its rights in the Licensed Mark. Nothing in this License Agreement shall require or be deemed to require Licensor to enforce the Licensed Marks against others.

      8.4 Compliance With Laws. In the performance of this License Agreement, Licensee shall comply with all applicable laws and regulations, including those laws and regulations particularly pertaining to the proper use and designation of Marks in the Licensed Territory. Should Licensee be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this License Agreement, Licensee shall promptly notify

Licensor of such inconsistency. In such event, Licensor may, at its option, either waive the performance of such inconsistent provisions, or negotiate with Licensee to make changes in such provisions to comply with applicable laws and regulations.


                                 ARTICLE IX
                                 TERMINATION

      9.1 Breach by Licensee. Licensor may terminate this License Agreement at any time in the event of a Significant Breach by Licensee. A "Significant Breach by Licensee" shall mean any event expressly specified in this License Agreement to be a "Significant Breach," and any of the following (after exhaustion of any cure periods set forth in Article VII hereof to the extent such cure periods are applicable):

            (a) Licensee's use of any Mark (including the Licensed Mark) contrary to the provisions of this License Agreement;

            (b) Licensee's use of the Licensed Mark in connection with any marketing materials, or the offering, marketing or provision of any Lucent Product which fails to meet the standards set forth in the Control Specifications; provided, however, that the failure of a particular product to comply with the Control Specifications shall be grounds for termination only as to that product; and, further provided that continued use of the Licensed Mark by Licensee in connection with such product shall be grounds for termination of the License Agreement as to all Products;

            (c) Licensee's refusing or neglecting a request as provided in this Agreement by Licensor for access to Licensee's facilities or marketing materials;

            (d) Licensee's licensing, assigning, transferring, disposing of or relinquishing (or purporting to license, assign, transfer, dispose of or relinquish) any of the rights granted in this License Agreement to others;

            (e) The bankruptcy or insolvency of Licensee or an Affiliate of Licensee;

            (f) Licensee's failure to obtain Licensor's permission to sponsor any undertaking as provided in Section 6.6 of this License Agreement.

      9.2 Termination Obligations. In the event Licensor terminates this License Agreement pursuant to this Article:

            (a) Licensee shall, for a period of up to ninety (90) days from receipt of the first written notice of termination, continue to have use of the Licensed Mark and Licensed Trade Dress for the purpose of fulfilling existing customer orders, selling its remaining inventory and exhausting its supply of packaging materials containing such Licensed Mark and Trade Dress, then immediately cease all use of the Licensed Trade Mark and Licensed Trade Dress, except that Licensor, in its sole discretion, may allow Licensee to continue use of the Licensed Mark for a period of up to two (2) months as directed by Licensor;

            (b) Except as provided in section 9.2 (a), Licensee shall have no further rights under this License Agreement.

      9.3  n/a

      9.4 Lucent may terminate this Agreement upon thirty (30) days prior written notice to ARS if: (i) ARS markets or sells Lucent Products outside the Licensed Territory except as specifically permitted in Section 5. 1;
(ii) ARS fails to limit its marketing efforts to authorized locations or End-Users as defined in Section 1.7; (iii) ARS materially fails to provide End Users with forecasted stream of licensed products and to achieve levels of sales that comply with the Lucent ARS Product forecasts for the Area submitted pursuant to Section 11.0; (iv) ARS fails to provide payment in a reasonable time for reported sales to End Users; (v) there occurs any material change in the management or control of ARS; (vi) except if approved in writing by Lucent as stated in Section 15.1 sold or attempted to resell Classic Lucent(TM) refurbished Lucent Products to any third party other than an End User; (vii) purchased unused products manufactured by Lucent from a source other than DDM or sold or attempted to resell any unused products manufactured by Lucent that, if purchased through DDM, would be a Lucent Product under this Agreement; (viii) misrepresented, by statement or by omission, ARS's authority to resell under this or any other written agreement with Lucent that is limited to specifi6 Lucent products or services, by stating or implying, by use of a Lucent Mark or otherwise, that the authority granted in this or such other agreement applies to any Lucent product or service not covered by this or such other agreement, or
(ix) failed to comply with Lucent's guidelines for the proper use of Lucent's Marks.

      9.5 Except as otherwise provided in this Agreement, either party may terminate this Agreement upon thirty (30) days prior written notice if the other party has defaulted in the performance or has breached its obligations under this Agreement, and such breach or default remains uncured for a period of twenty (20) business days following receipt of notice of such breach or default.

      9.6 Lucent may terminate this Agreement upon twenty-four (24) hours written notice if Dealer has: (i) become insolvent, invoked as a debtor any laws relating to the relief of debtors' or creditors' rights, or has had such laws invoked against it; (ii) become involved in any liquidation or termination of its business; (iii) been involved in an assignment for the benefit of its creditors; (iv) remotely accessed PBX locations maintained by Lucent directly; (vii) activated software features without compensation to Lucent.

      9.7 ARS may terminate this Agreement on twenty-four (24) hours written notice if Lucent has: (i) become insolvent, invoked as a debtor any laws relating to the relief of debtors' or creditors' rights, or has had such laws invoked against it; or (ii) become involved in any liquidation or termination of its business; or (iii) been involved in an assignment for the benefit of its creditors.

      9.8 Notwithstanding such termination rights, each party reserves all of its legal rights and equitable remedies, including without limitation those under the Uniform Commercial Code.

      9.9 Neither party shall be liable to the other on account of termination of this Agreement, either for compensation or for damages of any kind or character whatsoever, on account of the loss by Lucent or Dealer of present or prospective profits on sales or anticipated sales, good will, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of ARSs business.


                                  ARTICLE X
                                 INDEMNITIES

      10.1 Except as provided in Section 10.2 below, Licensee shall defend, indemnify and hold Licensor harmless against all claims, suits, proceedings, costs, damages and judgments incurred, claimed or sustained by third parties, whether for personal injury or otherwise, arising from or in connection with Licensee's marketing, sale, lease or use of Lucent Products bearing the Licensed Mark after the date of this License Agreement to the extent such injury is caused by Licensee, and shall indemnify Licensor and each Indemnitee for all damages, losses, costs and expenses (including reasonable attorneys' fees) due to such use, sale, lease or marketing to the extent caused by Licensee and also for any improper or unauthorized use of the Licensed Mark by Licensee. The above indemnity obligation of Licensee will not apply to the extent any injury is caused by Licensee's compliance with the Quality Control Specifications, Marketing Specifications or other written directives by Licensor to Licensee;

      10.2 Licensee shall notify Licensor, in writing, in the event that any third party claims, by suit, proceeding, action or otherwise, that Licensee's use of the Licensed Mark in connection with Lucent Products as provided in this License Agreement constitutes or amounts to a trademark, service mark or trade dress infringement, unfair competition or dilution, and, at Licensor's option, Licensee may be directed to tender the defense of such claims to Licensor. Licensor will indemnify and hold harmless Licensee against all claims, suits, proceedings, costs (including reasonable attorneys' fees), damages, and judgments incurred by Licensee as a result of such third party claims described above in this Section 10.2.

      10.3 In the event that Licensor becomes aware of a claim that it believes is or may be subject to indemnification under Section 10. 1 above, it shall promptly give notice to Licensee of such claim. In order for a claim to be eligible for indemnification under Section 10. 1, Licensee must receive such prompt notice of any claim. Licensee shall have the right to control the defense and possible settlement of any such claim, and the Licensor shall cooperate in connection with defense.

      10.4 In no event will either party have any liability to the other for any consequential or incidental damages in connection with this License Agreement.

                                 ARTICLE XI
                          ARS FORECAST AND REPORTS

      11.1 Upon execution of this Agreement, ARS shall submit to Lucent a forecast of total Lucent ARS Refurbished Product sales to be made by ARS during the contract term. The forecast must specify, for each quarter, the total dollar sale volume (based on ARS prices to End Users

      11.2 Lucent may reject any forecast submitted by ARS if, in Lucent's sole judgment, such forecast does not project either: (1) the level of Lucent ARS Refurbished Product sales Lucent reasonably requires of ARS to achieve its marketing objectives in the Area; or (2) a realistic assessment of ARS's potential successful marketing opportunities in the Area during the forecast period. Lucent shall notify ARS in writing within thirty (30) days of receipt of ARS's forecast if Lucent has rejected such forecast or it will be deemed to have been accepted by Lucent.

      11.3 ARS shall submit the forecast of Lucent ARS Refurbished Product sales and actual Lucent ARS Refurbished Product installation data specified in Section 11.1 in a format specified by Lucent. This Sales Report is due to be received by Lucent Technologies by the fifth working day of the month following the month of sales activity.


                                 ARTICLE XII
                                   NOTICES

      All notices or other communications under this License Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, or (b) sent by telecopy, telegram or telex, or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

(i) If to Licensor:   Branch Manager - Remarketing
                      Lucent Technologies Inc.
                      211 Mt. Airy Road
                      Room IC315
                      Basking Ridge. NJ 07920

                      with a copy to:
                            Trademark and Copyright Counsel
                            Lucent Technologies Inc.
                            150 Allen Road
                            Liberty Comer, NJ 07938

(ii) If to Licensee:  Mr. George Taylor
                      Farmstead Telephone Group, Inc.
                      22 Prestige Park Circle
                      East Hartford, CT 06108

Either party may, by notice to the other party, change the address to which such notices are to be given.


                                ARTICLE XIII
                             COMPLIANCE WITH LAW

      13.1 General. Nothing in this License Agreement shall be construed to prevent Licensor or Licensee from complying fully with all applicable laws and regulations, whether now or hereafter in effect. The construction, interpretation and performance of this Agreement shall be governed by the local laws of the State of Delaware.

      13.2 Governmental Licenses, Permits and Approvals. Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals which are required by all Governmental Authorities with respect to this License Agreement, and to comply with any requirements of such Governmental Authorities for the registration or recording of this License Agreement. Licensee shall furnish to Licensor written evidence from such Governmental Authorities of any such licenses, permits, clearances, authorizations, approvals, registration or recording.


                                 ARTICLE XIV
                              TERM OF AGREEMENT

      14.1 Term. The term of this agreement will be starting October 1, 1998 running through December 31, 2001.


                                 ARTICLE XV
                              ENTIRE AGREEMENT

      15.1 Entire Agreement. The terms and conditions contained in this Agreement supercede all prior oral and written understandings between the parties and constitute the entire Agreement between them concerning the subject matter of this Agreement and shall not be contradicted, explained or supplemented by any course of dealing between Lucent or any of its affiliates and Licensee or any of its affiliates. This Agreement shall not be modified or amended except by a writing signed by an authorized representative of the party to be charged. An authorized representative is one who has the authority to execute this document or an assignee of that person.

      IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives.

Lucent Technologies Inc.               Farmstead Telephone Group, Inc.


By:  /s/ James A. Albertini            By:  /s/ George J. Taylor, Jr.
     ------------------------------         -------------------------------
     Name:  James A. Albertini              Name:  George J. Taylor, Jr.
     Title: General Manager Remarketing     Title: Chairman and CEO
     Date:  12/16/98                        Date:  12/16/98

                                 SCHEDULE B
                            STANDARDS OF QUALITY

Quality Control Specifications

      The average Acceptable Quality Level (AQL) required by Lucent Technologies for refurbished product is 1%. Refurbished product is never to exceed an AQL of 2.5%. AQL calculations include proper function, appearance, packaging, and labeling.

      The vendor must have a written quality plan that will be used to ensure that final refurbished product meets Lucent Technologies' standards. The plan must address how the vendor incorporates the following elements into the repair and refurbishment process:

            *   Test procedures, documentation, and control
            *   Quality assurance, documentation, and control
            *   Final product sampling and inspection (audits)
            *   Quality data collection, tracking, and reporting
            *   Corrective actions

      Lucent Technologies requires that the vendor perform, on an on-going basis, final product quality assurance audits, using an agreed upon valid sampling strategy and Lucent Technologies-approved testing procedures, appearance, packaging, and labeling standards. Results of these audits are to be provided to Lucent Technologies in an agreed upon electronic form at least monthly. In addition, Lucent Technologies reserves the right to perform its own audits of both the refurbished product and the repair process. Refurbished product may be inspected by Lucent Technologies unannounced on the vendor site, or at any distribution center around the world, at any time. Process audits, conducted at least yearly, will be scheduled in advance with the vendor.

      The vendor is required to track its customer satisfaction and report the results to the Lucent Technologies' Repair Management Quality Organization at least yearly. In addition, the vendor is required to track its Defective On Arrival (DOA) rate per comcode per month, which is calculated as the number of DOA's per month divided by the number of units sent to customers that month. When a product's DOA rate exceeds Lucent Technologies' AQL limits of 2.5%, the vendor is expected to perform a root cause analysis, report results to Lucent Technologies, and implement corrective actions to reduce the DOA rate to an acceptable level.

      The ARS will not remove any UL listed labels that appear on any of the products that are covered by this agreement.

                                 SCHEDULE C
                    MARKETING, ADVERTISING, AND PROMOTION

Licensed Mark

      The Licensed Mark, Classic Lucent(TM), will always be bolded or italicized when it appears in print. The Classic Lucent identifier must always stand out or show differently from the rest of the text.

      When using the Classic Lucent mark the trade mark indicator of a superscripted TM will follow only after the first appearance of the mark in text. After the first appearance the Classic Lucent mark will be differentiated but not followed by the TM.

      The Classic Lucent Licensed Mark will always be used as an adjective or describing term; as in the Classic Lucent terminal or the Classic Lucent circuit card. The Authorized Refurbishers supply Classic Lucent products.


Promotional Signature

      The Promotional Signature as described in Schedule D may be used by Authorized Refurbishers only if-
      * The Authorized Refurbisher has executed a written contract with Lucent Technologies
      * The contract entitles the Authorized Refurbisher to use the signature
      * The Authorized Refurbisher abides by the Guidelines as they apply to this signature and the contract is in effect.

      For Maximum visibility and impact, a clear area around the promotion al signature must be maintained. This clear area must be one-fourth the diameter of the Lucent Technologies innovation ring. No copy or design element may encroach into this clear area.

      While reproduction of the signature is one color (black) is permissible, two color reproduction is preferred, with the Lucent Technologies ligature in black and the innovation ring in Lucent Red. Additional copy should be black. Pantone 186C may be substituted for Lucent Red.

                                 SCHEDULE D
                        CORPORATE IDENTIFICATION MARK

Promotional Signature

The Promotional Signature for the Authorized Remarketing Supplier Program consists of the Lucent Innovation Ring framed on the top with the word "AUTHORIZED" and on the bottom with the word "REFURBISHER." A sample is shown below.


- INSERT LUCENT LOGO -


The use of the Promotional Signature for the Authorized Remarketing Supplier Program is subject to the same restrictions and guidelines as all Lucent Promotional Signatures.

                                 SCHEDULE E
                                PRODUCTS LIST

The Products List presented here in Schedule E represents the Lucent Products that may be rebranded to the Classic Lucent(TM) brand. This List includes Products that have been manufactured or sold by Lucent
Technologies or it's predecessor AT&T.

Only product that is Year 2000 Compliant may be refurbished or sold. Product that is not Year 2000 Compliant may not be refurbished or sold. This prerequisite supersedes the Schedule E Products List. Licensee will not sell any Lucent product set forth below for which it has received written notice from Lucent that such Lucent product is not Year 2000 Compliant.

Lucent Technologies exists support of products over time. When a product is no longer supported by Lucent Technologies, the ARS will no longer apply the Classic Lucent(TM) label to it. The ARS will be notified of exit dates by Lucent DDM Remarketing.

Until Licensor is notified by Licensee of non-compliant and exited products, there will be violation of this Agreement.

The Products List includes terminals, circuit cards, and other adjuncts for:
      Key Systems
      EKTS
      Horizon
      Dimension
      System 25
      System 75
      System 85
      Definity
      Merlin
      Partner

Non-compliant products

The following is a list of non-compliant products: all Definity systems prior to R6, all Dimension systems, all Horizon systems, System 25 (pre
R3V4), all System 85; all Centralized System Management systems, all CenterVu CMS systems, Merlin Legend CMS; all Integrated Solution I, II, or III on Definity, System 25 or Merlin Legend systems, all Conversant systems; all Audix Voice Power systems, Definity Audix prior to 3. 1, Intuity Audix R2.0, 3.3, 4.0, 4. 1, 4.2, Intuity Interchange, Intuity IMG, Intuity Lodging, Message Manager pre 4.3, all AUDIX systems; all 3132 Message Server, all Classic Mail, Merlin Mail prior to R3.05, Partner Mail RI.9 and earlier; all VMX 100/200/300; all call accounting systems, all system management systems.

                                 SCHEDULE G
                                LICENSED MARK

Trade Mark

The new brand for the Authorized Remarketing Supplier program is "Classic Lucent.(TM) This new brand will be trademarked. Until the trademark is registered we will use the superscript TM after the full name "Classic Lucent as the following shows: Classic Lucent(TM)


Brand Logo

The Authorized Remarketing Supplier program which is run by licensed Authorized Refurbishers will buy, refurbish, and sell used Lucent BCS/AT&T equipment. The equipment will be rebranded with the new Lucent brand Classic Lucent(TM).

A rebranding label will have the word Classic appear over the word Lucent. The word Classic will be in outline form when it is in this label but the word Lucent will be solid. There will be no "(TM)" on the branding label. When the term Classic Lucent(TM) is used in text, the term is followed by the superscripted (TM) the first time it appears in context and Classic Lucent is either italicized or bolded to stand out. After the first use in context the Classic Lucent will appear either bolded or italicized without the superscripted (TM). When the trademark is registered the (TM) will be replaced with a circled R for a registered trademark. The "Classic Lucent" will always be used as an adjective, such as Classic Lucent sets or Classic Lucent circuit cards.

The Label will be used to rebrand AT&T and Lucent BCS logoed equipment. The label should cover The AT&T with globe or Lucent with Innovation Ring


- INSERT CLASSIC LUCENT LOGO -